Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470

Advocat Announces Refinancing of Mortgage Loan
BRENTWOOD, Tenn., (March 2, 2011) — Advocat Inc. (NASDAQ: AVCA) today announced it entered into a new mortgage loan agreement with a syndicate of banks.
On March 1, 2011, the Company executed an agreement with a syndicate of banks for a $23 million mortgage loan, replacing its current mortgage loan which was to expire in August 2011, and extending the maturity of its $15 million revolving credit facility. The new Mortgage Loan has a term of five years, with principal and interest payable monthly based on a 25 year amortization. Interest is fixed at 7.07% based on an interest rate swap transaction with the lead bank in the bank syndicate. The new mortgage loan is secured by four owned nursing centers, related equipment and a lien on the accounts receivable of these facilities. The new mortgage loan is cross-collateralized with the revolving credit facility. Proceeds of the new mortgage were used to retire the existing $20.4 million mortgage, pay transaction costs and provide proceeds of approximately $2.4 million to be used for capital improvements at the mortgaged homes.
The financing transaction extended the maturity of the Company’s current $15 million revolving credit facility from March 2013 to March 2016 to adjust its maturity to coincide with the maturity of the mortgage loan. The extension also changed the interest rate on revolving credit loans to LIBOR plus 4.5%, compared to LIBOR plus 3.5% subject to a LIBOR floor of 3.0% under the previous agreement.
William R. Council, III, noted, “We are pleased to have successfully refinanced the expiring mortgage loan with a reduction in collateral and extended the revolving credit facility with better terms. The new arrangement provides better leveraging of our owned real estate, funding for future improvements at the mortgaged homes and releases mortgage liens on three nursing centers.”
Advocat provides long term care services to patients in 46 skilled nursing centers containing 5,364 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.
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